Exhibit 99.1

New York Mortgage Trust Reports

Fourth Quarter and Full Year 2014 Results

NEW YORK, NY – February 24, 2015 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three and twelve months ended December 31, 2014.

Summary of Fourth Quarter 2014:

●	Net income attributable to common stockholders of $40.5 million, or $0.42 per share.

●	Net interest income of $18.8 million and net interest margin of 432 basis points.

●

Issued 14,410,019 shares of common stock in an underwritten public offering, resulting in net proceeds of approximately $110.8 million after deducting underwriting discounts, commissions and offering expenses.

●	Completed the sale of a first loss PO security and certain IO securities issued by a single Freddie Mac-sponsored securitization, realizing a gain of approximately $22.7 million.

●

Sold and refinanced distressed residential mortgage loans with a carrying value of approximately $29.3 million for aggregate proceeds of approximately $34.2 million, which resulted in a net realized gain, before income taxes, of approximately $4.9 million.

●

Closed on the acquisition of a pool of re-performing mortgage loans for an aggregate purchase price, including accrued interest, of $328.4 million. The re-performing loans had an unpaid principal balance of approximately $367.6 million at the closing date. The Company used a portion of the proceeds from our November 2014 public offering and approximately $238.9 million of borrowings under a master repurchase facility to fund the acquisition.

●	Book value per common share of $7.07 at December 31, 2014 as compared to $6.98 per common share at September 30, 2014 and $6.33 at December 31, 2013.

●	Declared fourth quarter dividend of $0.27 per common share that was paid on January 26, 2015, marking the eleventh consecutive quarter at this level.

Highlights for Full Year 2014:

●

Net income attributable to common stockholders of $130.4 million, or $1.48 per share, for the year ended December 31, 2014 as compared to $65.4 million, or $1.11 per share, for the year ended December 31, 2013.

●	Net interest income rose to $77.8 million for the year ended December 31, 2014 as compared to $60.5 million for the year ended December 31, 2013.

●	Received total net proceeds of approximately $296.5 million through the issuance of 40,860,019 shares of common stock in three separate public offerings.

●	Completed the sale of first loss PO securities and certain IO securities issued by two Freddie Mac-sponsored securitizations, realizing an aggregate gain of approximately $39.1 million.

●

Sold and refinanced distressed residential mortgage loans and residential mortgage loans with a carrying value of approximately $81.0 million for aggregate proceeds of approximately $95.4, which resulted in a net realized gain, before income taxes, to the Company of approximately $14.4 million.

●	Acquired residential mortgage loans, including distressed residential mortgage loans, for an aggregate purchase cost of approximately $405.4 million during the year.

●	Declared aggregate 2014 dividends of $1.08 per common share.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments and other commercial real estate-related investments, residential mortgage loans, including loans sourced from distressed markets, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” below.

Management Overview

Steven Mumma, NYMT's Chief Executive Officer and President, commented: "The Company's portfolio and investment strategy produced strong results in the fourth quarter and full year 2014, with net income per share higher by approximately 24% and 33%, respectively, over the corresponding prior year periods. Despite the volatile interest rate environment that persisted throughout a significant portion of 2014, our focus on investing in credit sensitive assets has allowed us to avoid a great deal of the risk associated with trying to predict interest rate moves.

We continued to build out our portfolio of credit sensitive assets in 2014. We purchased approximately $455 million in credit sensitive assets, including approximately $405 million in distressed residential loans, approximately $32 million of equity and debt securities in a multi-family focused investment entity that is managed by RiverBanc and approximately $18 million in mezzanine loans and preferred equity investments. Consistent with our strategy to produce returns through a combination of net interest margin and net realized capital gains, we sold two first-loss multi-family securities and sold or refinanced residential loans during 2014, producing total realized gains of $39 million and $14 million, respectively. Although the current return environment for new assets is highly competitive, we believe that our team of professionals can continue to source attractive investments. In addition, we are working to develop new financing partners as well as securitization structures that will reduce portfolio interest rate sensitivities and enhance overall returns.

We are pleased with our investment portfolio’s performance in 2014, which has helped to increase book value per common share every quarter since June 2013, including a 12% increase in 2014, and contributed to a total economic return of approximately 29% in 2014. We intend to maintain a disciplined approach in 2015 by deploying capital to assets that satisfy our longer term investment return objectives and believe that our current portfolio is well-positioned to take advantage of new interest earning and capital gain opportunities."

Capital Allocation

The following table sets forth our allocated capital by investment type at December 31, 2014 (dollar amounts in thousands):

	Agency RMBS	Agency IOs	Multi- Family(1)	Distressed Residential Loans	Residential Securitized Loans	Other(2)	Total

Carrying value	$660,374	$119,131	$430,789	$587,860	$149,614	$41,383	$1,989,151
Liabilities:
Callable	(585,051)	(66,914)	—	(238,949)	—	—	(890,914)
Non-callable	—	—	(83,513)	(149,364)	(145,542)	(45,000)	(423,419)
Hedges (Net)	3,501	11,415	—	—	—	—	14,916
Cash	2,781	40,572	—	—	—	72,809	116,162
Other	2,731	3,329	(5,569)	39,759	1,531	(29,750)	12,031
Net capital allocated	$84,336	$107,533	$341,707	$239,306	$5,603	$39,442	$817,927

(1)

The Company determined it is the primary beneficiary of certain Freddie Mac-sponsored K-Series securitizations (the “Consolidated K-Series,” as defined below) and has consolidated the Consolidated K-Series into the Company’s financial statements.   A reconciliation to our financial statements is included below in “Additional Information.”

(2)	Other includes CLOs having a carrying value of $35.2 million, non-Agency RMBS and loans held for investment. Other non-callable liabilities include $45.0 million in subordinated debentures.

Results of Operations

For the three and twelve months ended December 31, 2014, we reported net income attributable to common stockholders of $40.5 million and $130.4 million, respectively, as compared to net income attributable to common stockholders of $21.8 million and $65.4 million, respectively, for the same periods in 2013. The main components of the change in net income for the three and twelve months ended December 31, 2014, as compared to the same periods in 2013 are detailed in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2014	2013	$ Change	2014	2013	$ Change
Net interest income	$18,809	$18,459	$350	$77,837	$60,549	$17,288
Total other income	$38,604	$11,290	$27,314	$105,208	$29,062	$76,146
Total general, administrative and other expenses	$13,710	$6,255	$7,455	$40,459	$19,917	$20,542
Income from operations before income taxes	$43,703	$23,494	$20,209	$142,586	$69,694	$72,892
Income tax expense	$1,727	$208	$1,519	$6,395	$739	$5,656
Net income	$41,976	$23,286	$18,690	$136,191	$68,955	$67,236
Preferred stock dividends	$1,453	$1,453	$—	$5,812	$3,568	$2,244
Net income attributable to common stockholders	$40,523	$21,833	$18,690	$130,379	$65,387	$64,992
Basic income per common share	$0.42	$0.34	$0.08	$1.48	$1.11	$0.37
Diluted income per common share	$0.42	$0.34	$0.08	$1.48	$1.11	$0.37

Net Interest Income / Interest Earning Assets

The following table sets forth the net interest spread for our portfolio of interest earning assets by quarter for the eight most recently completed quarters, excluding the costs of our subordinated debentures:

Quarter Ended	Average Interest Earning Assets ($ millions) (1) (2)	Weighted Average Yield on Interest Earning Assets(3)	Cost of Funds(4)	Net Interest Spread(5)
December 31, 2014	$1,566.1	6.23%	1.91%	4.32%
September 30, 2014	$1,609.4	6.37%	2.09%	4.28%
June 30, 2014	$1,625.0	6.60%	2.00%	4.60%
March 31, 2014	$1,632.2	6.40%	2.01%	4.39%
December 31, 2013	$1,644.7	5.99%	1.89%	4.10%
September 30, 2013	$1,586.6	5.21%	1.62%	3.59%
June 30, 2013	$1,524.1	4.89%	1.41%	3.48%
March 31, 2013	$1,446.1	4.86%	1.38%	3.48%

(1)

Average Interest Earning Assets for the quarter excludes all Consolidated K-Series assets other than those securities issued by the securitizations comprising the Consolidated K-Series that are actually owned by us.

(2)	Our Average Interest Earning Assets is calculated each quarter based on daily average amortized cost.
(3)

Our Weighted Average Yield on Interest Earning Assets was calculated by dividing our annualized interest income from Interest Earning Assets for the quarter by our average Interest Earning Assets for the quarter.

(4)

Our Cost of Funds was calculated by dividing our annualized interest expense from our Interest Earning Assets for the quarter by our average financing arrangements, portfolio investments, Residential CDOs and Securitized Debt for the quarter.

(5)	Net Interest Spread is the difference between our Weighted Average Yield on Interest Earning Assets and our Cost of Funds.

The increase in net interest income for the three and twelve months ended December 31, 2014 as compared to the corresponding periods in the prior year is primarily attributable to an increase in net interest spread in the 2014 periods due to greater investment allocation to credit sensitive assets in the 2014 periods as compared to the prior year periods. Beginning in 2013 and continuing throughout 2014, the Company increasingly allocated both new and re-invested capital to credit sensitive, higher yielding investments and allocated less capital to its Agency RMBS portfolio, which is lower-yielding. As of December 31, 2014, investments in multi-family CMBS, other multi-family investments and distressed residential loans increased to approximately $1.0 billion as compared to $625.8 million as of December 31, 2013, an increase of approximately $392.8 million.

As the Company continues to build out its distressed residential loan portfolio, it expects the net margin to trend downward, with the impact of lower net margin being partially offset by a slight increase in leverage. Our Freddie-Mac CMBS K-Series investments have much higher yields than distressed residential loans but utilize much lower leverage.

Portfolio Asset Yields

The following table summarizes the Company’s significant interest earning assets for the quarter and year ended December 31, 2014, classified by relevant categories (dollar amount in thousands):

	Quarter Ended December 31, 2014			Year Ended December 31, 2014
	Average Interest Earning Assets (1)	Coupon(2)	Yield(2)	Average Interest Earning Assets (1)	Coupon(2)	Yield(2)
Agency Fixed Rate RMBS	$494,977	2.94%	1.95%	$523,938	2.94%	1.95%
Multi-family Investments	$287,506	0.13%	12.76%	$302,009	0.14%	12.47%
Distressed Residential Loans (3)	$271,534	6.29%	7.83%	$248,970	6.01%	7.92%
Agency ARMs	$186,035	2.87%	1.89%	$198,381	2.90%	1.96%
Residential Securitized Loans	$157,102	2.47%	2.42%	$161,596	2.48%	2.41%
Agency IOs	$138,788	5.59%	11.31%	$146,001	5.59%	13.05%
CLOs	$25,371	4.21%	41.42%	$22,339	4.17%	40.94%

(1)	Our Average Interest Earning Assets is calculated based on daily average amortized cost during the respective periods.
(2)	Coupons and yields are calculated based on amortized cost and daily average balances during the respective periods.
(3)	Distressed residential loan yield is net of provision for loan losses.

Prepayment History

The following table sets forth the actual CPRs for selected asset classes, by quarter, for the periods indicated below:

Quarter Ended	Agency ARMs	Agency Fixed Rate	Agency IOs	Non- Agency RMBS	Residential Securitizations	Weighted Average for Overall Portfolio
December 31, 2014	12.3%	6.5%	14.6%	13.7%	5.4%	11.1%
September 30, 2014	20.5%	9.2%	15.2%	18.7%	5.4%	13.1%
June 30, 2014	9.9%	6.7%	12.7%	10.5%	7.0%	10.1%
March 31, 2014	8.8%	5.2%	11.3%	9.7%	7.5%	8.8%
December 31, 2013	6.7%	5.3%	13.5%	16.8%	12.6%	10.0%
September 30, 2013	16.8%	8.5%	20.4%	23.6%	12.0%	15.3%

Other Income

Total other income increased by $27.3 million and $76.1 million for the three and twelve months ended December 31, 2014, respectively as compared to the same periods in 2013. The increases were primarily driven by:

●

An increase in realized gain on investment securities and related hedges of $24.1 million and $52.8 million for the three and twelve months ended December 31, 2014, respectively, as compared to the same periods in 2013. The Company sold two first loss PO securities and certain IO securities in the third and fourth quarters of 2014, resulting in a realized gain amounting to $22.7 million and $39.1 million for the three and twelve months ended December 31, 2014. The $39.1 million realized gain was partially offset by $3.4 million of loss on extinguishment of debt related to the early termination of a multi-family recourse financing that was collateralized by certain of our multi-family CMBS, including the security we sold in the third quarter of 2014.

In addition, realized gains from the Company’s Agency IO portfolio hedging activities increased by $1.4 million and $13.7 million for the three and twelve months ended December 31, 2014, as compared to the same periods in 2013.

●

An increase in unrealized loss on investment securities and related hedges of $6.1 million and $13.1 million for the three and twelve months ended December 31, 2014, as compared to the same periods in 2013, which were primarily related to our Agency IO strategy. The Agency IO portfolio is an actively managed strategy resulting in both unrealized and realized activity. Over time we expect the unrealized and realized activity of our Agency IO strategy to offset and result in no material income or loss.

●

An increase in realized gains on distressed residential mortgage loans of $4.4 million and $12.8 million for the three and twelve months ended December 31, 2014, respectively, as compared to the same periods in 2013. The realized gains are derived from loan refinancings, workouts and resales, with the majority of the realized gains on these assets in 2014 being attributable to loan resales during the first and fourth quarters.

●

An increase in net unrealized gains on multi-family loans and debt held in securitization trusts of $4.7 million and $25.4 million for the three and twelve months ended December 31 2014, respectively, as compared to the same periods in 2013, which is primarily due to improved pricing on our multi-family CMBS investments that has been driven, in part, by greater market demand for this product.

●

An increase in other income of $0.6 million and $2.1 million for the three and twelve months ended December 31, 2014, as compared to the prior year, which is primarily a function of an increase in income related to our 20% ownership interest in RiverBanc.

Comparative Expenses (dollar amounts in thousands)

	For the Three Months Ended			For the Twelve Months
	December 31,			Ended December 31,
General, Administrative and Other Expenses	2014	2013	$ Change	2014	2013	$ Change
Salaries, benefits and directors’ compensation	$843	$891	$(48)	$4,281	$2,786	$1,495
Professional fees	554	779	(225)	2,618	2,721	(103)
Base management and incentive fees	9,134	2,678	6,456	24,530	8,133	16,397
Expenses on distressed residential mortgage loans	2,509	1,335	1,174	6,429	3,868	2,561
Other	670	572	98	2,601	2,409	192
Total	$13,710	$6,255	$7,455	$40,459	$19,917	$20,542

The increase in salaries, benefits and directors’ compensation for the three and twelve months ended December 31, 2014 as compared to the same period in 2013 is mostly due to an increase in performance-based compensation.

The increase in base management and incentive fees for the three months ended December 31, 2014, as compared to the same period in 2013 is primarily due to incentive fees earned by RiverBanc from the sale of one multi-family CMBS security in the fourth quarter of 2014. The increase in base management and incentive fees for the twelve months ended December 31, 2014, as compared to the same period in 2013, was driven by (i) the increase in assets managed by our external managers and the performance of the assets they manage for us, which resulted in incentive fees earned and (ii) the incentive earned by RiverBanc from the sale of two multi-family CMBS securities during the twelve months ended December 31, 2014.

The increase in expenses related to distressed residential mortgage loans in the fourth quarter of 2014 as compared to the prior period is largely due to upfront due diligence costs related to our purchase of a large pool of distressed residential loans in December 2014. The $2.6 million increase in expenses year over year in our distressed residential mortgage loan strategy is related to the upfront due diligence costs referenced above and to a higher average balance of loans outstanding, thereby resulting in higher servicing costs, work-out costs and due diligence costs.

Income Tax Expense

The increase in income tax expense for the three and twelve months ended December 31, 2014, was primarily due to the increase in realized gains resulting from loan sales in our distressed residential loan portfolio, as gain on sale from loan activity is transacted in a taxable REIT subsidiary for REIT compliance purposes and accordingly is subject to local, state and federal taxes.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three and twelve months ended December 31, 2014 (amounts in thousands, except per share):

	Quarter Ended December 31, 2014			Year Ended December 31, 2014
	Amount	Shares	Per Share(1)	Amount	Shares	Per Share(1)
Beginning Balance	$633,377	90,685	$6.98	$405,666	64,102	$6.33
Common stock issuance, net	111,063	14,410		297,726	40,993
Balance after share issuance activity	744,440	105,095	7.08	703,392	105,095	6.69
Dividends declared	(28,375)		(0.27)	(97,786)		(0.93)
Net change AOCI: (2)
Hedges	(757)		(0.01)	(906)		(0.01)
RMBS	6,785		0.07	19,378		0.19
CMBS	(17,518)		(0.17)	(5,864)		(0.06)
CLOs	(2,171)		(0.02)	(5,666)		(0.05)
Net income attributable to common stockholders	40,523		0.39	130,379		1.24
Ending Balance	$742,927	105,095	$7.07	$742,927	105,095	$7.07

(1)	Outstanding shares used to calculate book value per share for the ending balance is based on outstanding shares as of December 31, 2014 of 105,094,565
(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, February 25, 2015 at 9:00 a.m., Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and twelve months ended December 31, 2014. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, March 4, 2015 and can be accessed by dialing (855) 859-2056 and entering passcode 89730010. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Full year 2014 financial and operating data can be viewed on the Company’s Annual Report on Form 10-K, which is expected to be filed with the Securities and Exchange Commission on or before February 27, 2015. A copy of the Form 10-K will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential mortgage loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to six separate Freddie Mac- sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities. “Total economic return” is calculated as the change in book value plus dividends divided by book value at the beginning of the period.

Additional Information

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, income and expenses in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statements of operations.

A reconciliation of our net capital investment in multi-family investments to our financial statements as of December 31, 2014 is set forth below:

Multi-family loans held in securitization trusts, at fair value	$8,365,514
Multi-family CDOs, at fair value	(8,048,053)
Net carrying value	317,461
Investment securities available for sale, at fair value held in securitization trusts	38,594
Total CMBS, at fair value	356,055
First mortgage loan, mezzanine loan and preferred equity investments	74,734
Securitized debt	(83,513)
Cash and other	(5,569)
Net Capital in Multi-Family	$341,707

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in governmental laws, regulations or policies affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY
Kristine R. Nario
Chief Financial Officer
Phone: (646) 216-2363
Email: knario@nymtrust.com

New York Mortgage Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

INTEREST INCOME:
Investment securities and other	$12,366	$14,008	$54,391	$46,646
Multi-family loans held in securitization trusts	75,541	67,650	301,877	228,631
Distressed residential mortgage loans	4,234	4,331	18,634	11,741
Residential mortgage loans held in securitization trusts	983	1,054	3,945	4,709
Total interest income	93,124	87,043	378,847	291,727

INTEREST EXPENSE:
Investment securities and other	1,467	1,610	5,569	6,655
Multi-family collateralized debt obligations	68,749	62,122	275,916	210,229
Residential collateralized debt obligations	218	266	904	1,123
Securitized debt	3,412	4,116	16,762	11,293
Subordinated debentures	469	470	1,859	1,878
Total interest expense	74,315	68,584	301,010	231,178

NET INTEREST INCOME:	18,809	18,459	77,837	60,549

OTHER INCOME (EXPENSE):
Provision for loan losses	(705)	(357)	(1,939)	(1,262)
Impairment loss on investment securities	-	-	-	(225)
Realized gain (loss) on investment securities and related hedges, net	21,672	(2,386)	42,091	(10,719)
Realized gain on distressed residential mortgage loans	4,903	543	14,380	1,600
Unrealized (loss) gain on investment securities and related hedges, net	(3,620)	2,449	(7,667)	5,464
Unrealized gain on multi-family loans and debt held in securitization trusts, net	13,871	9,125	56,931	31,495
Loss on extinguishment of debt	-	-	(3,397)	-
Other Income (including $1,242, $150, $2,644 and $306 from related parties, respectively)	2,483	1,916	4,809	2,709
Total other income	38,604	11,290	105,208	29,062

Base management and incentive fees (including $6,833, $1,293, $14,799 and $3,360 to related parties, respectively)	9,134	2,678	24,530	8,133
Expenses related to distressed residential mortgage loans	2,509	1,335	6,429	3,868
Other general and administrative expense (including $0, $194, $80 and $698 to related parties, respectively)	2,067	2,242	9,500	7,916
Total general, administrative and other expenses	13,710	6,255	40,459	19,917

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	43,703	23,494	142,586	69,694
Income tax expense	1,727	208	6,395	739
NET INCOME	41,976	23,286	136,191	68,955
Preferred stock dividends	1,453	1,453	5,812	3,568
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$40,523	$21,833	$130,379	$65,387

Basic income per common share	$0.42	$0.34	$1.48	$1.11
Diluted income per common share	$0.42	$0.34	$1.48	$1.11
Dividends declared per common share	$0.27	$0.27	$1.08	$1.08
Weighted average shares outstanding - basic	96,323	63,875	87,867	59,102
Weighted average shares outstanding - diluted	96,323	63,875	87,867	59,102

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2014	2013

ASSETS
Investment securities, available for sale, at fair value (including pledged securities of $702,684 and $853,223, respectively)	$816,647	$912,443
Investment securities, available for sale, at fair value held in securitization trusts	38,594	92,578
Residential mortgage loans held in securitization trusts (net)	149,614	163,237
Distressed residential mortgage loans held in securitization trusts (net)	221,591	254,721
Distressed residential mortgage loans	361,106	9,713
Multi-family loans held in securitization trusts, at fair value	8,365,514	8,111,022
Derivative assets	288,850	197,590
Cash and cash equivalents	75,598	31,798
Receivables and other assets	222,491	125,573
Total Assets (1)	$10,540,005	$9,898,675

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$651,965	$791,125
Financing arrangements, distressed residential mortgage loans	238,949	-
Residential collateralized debt obligations	145,542	158,410
Multi-family collateralized debt obligations, at fair value	8,048,053	7,871,020
Securitized debt	232,877	304,964
Derivative liabilities	1,463	1,432
Payable for securities purchased	283,537	191,592
Accrued expenses and other liabilities (including $6,317 and $951 to related parties, respectively)	74,692	54,466
Subordinated debentures	45,000	45,000
Total liabilities (1)	9,722,078	9,418,009

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidation preference per share, 3,450,000 shares authorized, 3,000,000 shares issued and outstanding as of December 31, 2014 and December 31, 2013.	72,397	72,397
Common stock, $0.01 par value, 400,000,000 shares authorized, 105,094,565 and 64,102,029 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	1,051	641
Additional paid-in capital	701,871	404,555
Accumulated other comprehensive income	10,015	3,073
Retained earnings	32,593	-
Total stockholders' equity	817,927	480,666
Total Liabilities and Stockholders' Equity	$10,540,005	$9,898,675

(1) Our consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of December 31, 2014 and December 31, 2013, assets of consolidated VIEs totaled $8,847,078 and $8,665,829, respectively, and the liabilities of consolidated VIEs totaled $8,457,034 and $8,365,345, respectively.